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                                                                   Exhibit 11.1

                            PAYLESS SHOESOURCE, INC.
                     COMPUTATION OF NET EARNINGS PER SHARE
                        FOR THE LAST THREE FISCAL YEARS




                                         Jan. 31,        Feb. 01,     Feb. 02,
(Thousands, except per share)              2004            2003         2002
                                         --------        --------     --------
Basic Computation:

Net (loss) earnings                      $    (85)       $105,765      $45,426

Weighted average common
 shares outstanding                        68,029          67,764       66,656
                                         --------        --------      -------

Basic (loss) earnings per share          $  (0.00)       $   1.56      $  0.68
                                         ========        ========      =======

Diluted Computation:

Net (loss) earnings                      $    (85)       $105,765      $45,426

Weighted average common
 shares outstanding                        68,029          67,764       66,656

Net effect of dilutive stock
  options based on the treasury
  stock method                                  -             657        1,119
                                         --------        --------      -------

Outstanding shares for diluted
  earnings per share                       68,029          68,421       67,775
                                         --------        --------      -------
Diluted (loss) earnings per share        $  (0.00)       $   1.55      $  0.67
                                         ========        ========      =======